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Exhibit 23.1
                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Form 10-SB of EWAN 1 Inc., formerly Tollycraft Yacht Corporation of our report dated November 12, 2001, relating to the balance sheets of EWAN 1 Inc., formerly Tollycraft Yacht Corporation as of December 31, 2000 and the related statements of operations, stockholders' equity, and cash flows for the year then ended.



/s/ Timothy L. Steers, CPA, LLC

Portland, Oregon
April 30, 2002